Exhibit 99.1

At Home Group Inc. Announces New Director and Officers

Elisabeth Charles Appointed Independent Director; Peter Corsa Promoted to Chief Operating Officer and Becky Haislip Named Chief Accounting Officer

PLANO, Texas, December 2, 2016 — At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced the appointment of a new independent director and the promotion of two of the Company’s officers. Elisabeth Charles is joining the board of directors, Peter Corsa has been promoted to Chief Operating Officer and Becky Haislip will assume the responsibilities of Chief Accounting Officer.

“We are pleased to welcome Elisabeth to our Board,” said Lee Bird, President and Chief Executive Officer of At Home. “Elisabeth’s extensive experience leading the marketing and consumer engagement efforts for a number of iconic, national consumer brands will be incredibly valuable as we continue to expand our footprint across the U.S. We look forward to benefiting from her expertise as we drive brand awareness and engage with customers in new and exciting ways.”

“I am honored to join At Home’s board,” said Elisabeth Charles. “With its unique large format, value-oriented approach to home décor and a significant opportunity to grow to at least 600 stores across the U.S., it is an exciting time to be part of the At Home journey. I look forward to working with Lee, the entire senior management team and my fellow board members to help drive further awareness of this emotionally driven brand and support the long-term growth strategy of the business.”

Ms. Charles brings over 25 years of marketing experience at consumer brands to the At Home board. Currently, she serves as Senior Vice President, General Manager of Old Navy Outlet and was most recently Interim Chief Marketing Officer of Old Navy.  Prior to joining Old Navy, she served as Senior Vice President/Chief Marketing Officer, Marketing and Customer Engagement at Athleta. She was also previously Chief Marketing Officer at Petco, where she led all marketing efforts including several years overseeing the e-commerce function for the pet retailer. Prior to Petco, she held leadership positions at several national consumer brands including Executive Vice President of Marketing at Victoria’s Secret Stores; Senior Vice President, Global Marketing at Herbalife; Vice President of Marketing at Ideaforest.com; as well as various marketing positions at Taco Bell and Frito Lay. Ms. Charles has received awards for her dynamic and strategic thinking, including the San Diego Advertising Association Addy Awards, the Cross Channel Marketing Top Women in Cross Channel Retailing award and high rankings in ExecRank’s Top CMO list. She is a current member of the advisory board of Origami Logic. Ms. Charles received a Bachelor of Arts in International Political Economy from the University of California, Berkeley and a Master of Business Administration from Harvard Business School.

In addition to expanding its board, At Home is pleased to elevate Peter Corsa to the position of Chief Operating Officer. Mr. Bird said: “This promotion reflects the great work Peter has done since he joined At Home as the Chief Stores Officer in March of 2013. During that time, he has been instrumental in doubling the store base and number of store employees, as well as leading the automation of our distribution center and outsourcing our transportation function. The title of Chief Operating Officer is a natural progression of the duties Peter has successfully performed for the Company and we look forward to continuing to benefit from his expertise.” Mr. Corsa will continue to be responsible for store operations, loss prevention, distribution and logistics in addition to assuming oversight of inventory planning and allocation.

At Home also announced that it has created a distinct position of Chief Accounting Officer and has promoted Becky Haislip to the role.  Ms. Haislip most recently served as Vice President, Controller, a position she has held since joining At Home in October 2013. Judd Nystrom, Chief Financial Officer said: “Becky’s promotion reflects the significant impact she has made on the company to build our accounting, internal controls and financial reporting functions while completing our Initial Public Offering.  Becky continues to demonstrate outstanding performance and we are pleased to have her many talents as Chief Accounting Officer to support our continued growth.”

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate. With a wide assortment of 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style, in ways big and small. As of December 2, 2016, At Home operated 123 stores in 30 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

Investor Relations:
ICR, Inc.
Anne Rakunas
310.954.1113
Anne.Rakunas@icrinc.com

At Home Group Inc.

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

Media Contact:
ICR, Inc.

Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

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